Exhibit 31.2

OFFICERS’ CERTIFICATE

The undersigned, Carla Anita Kneipp, Vice President and Treasurer, and Linda Geiger, Assistant Treasurer, of CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”), hereby certify pursuant to Section 3.06 of the Transition Property Servicing Agreement, dated as of December 16, 2005, between CenterPoint Energy Transition Bond Company II, LLC (“TBC II”), as Issuer, and CenterPoint Houston, as Servicer (the “Agreement”) that

(i)	a review of the activities of the Servicer during the period January 1, 2014 through December 31, 2014 and of its performance under the Agreement has been made under our supervision, and

(ii)	to the best of our knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period except as set forth below.

From 2009 to December 2014, CenterPoint Houston failed to remit transition charge collections from one customer to the trustee for the TBC II Senior Secured Transition Bonds, Series A due to inadvertent error. Such transition charge collections aggregated $1,577,591.50. CenterPoint Houston transferred such amount, together with accrued interest thereon, to the trustee’s agent for the Senior Secured Transition Bonds, Series A on December 4, 2014.

March 30, 2015	/s/ Carla Anita Kneipp
Date	Carla Anita Kneipp Vice President and Treasurer

March 30, 2015	/s/ Linda Geiger
Date	Linda Geiger Assistant Treasurer